Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

FOR IMMEDIATE RELEASE:

Endocyte Names Binh Nguyen, M.D., Ph.D. as Vice President of Clinical Affairs

WEST LAFAYETTE, Ind., June 15, 2011 – Endocyte, Inc., (NASDAQ: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today announced the appointment of Binh Nguyen, M.D., Ph.D. as Vice President of Clinical Affairs. He succeeds Richard Messmann, M.D., Endocyte’s Vice President of Medical Affairs since 2005.

“We are excited to welcome Binh to our team. His track record of product approval success will be of great value to Endocyte as we focus on moving our lead product candidate and companion imaging diagnostic toward the market,” said Ron Ellis, Endocyte’s President and CEO. “We would also like to acknowledge Rich for his contributions in helping the company reach its current stage, with its first product approval regulatory filings in sight.”

Dr. Nguyen has more than 20 years of experience in clinical drug development. He was previously Chief Medical Officer at Tigris Pharmaceuticals. Prior to this, he worked at Eli Lilly for 10 years, most recently as Executive Director, Global Oncology Platform Team, for which he was responsible for the global development of Gemzar®, Alimta®, and Enzastaurin. Dr. Nguyen’s work contributed to the global approvals of Alimta® and Gemzar® in six indications: mesothelioma, first and second-line non-small cell lung cancer, as well as pancreatic, bladder, breast and ovarian cancers.

Dr. Nguyen received his Ph.D. in organic chemistry from Georgetown University and his M.D. from the University of Maryland. He completed fellowships at the National Cancer Institute and worked at the FDA’s Division of Oncology as a medical reviewer.

About Endocyte
Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.